Exhibit 11.1

                  SOLECTRON CORPORATION AND SUBSIDIARIES
                 STATEMENT REGARDING NET INCOME PER SHARE
                   (in thousands, except per share data)

                                              Years ended August 31,
                                          ------------------------------
                                            1997       1996       1995
                                          --------   --------   --------
Weighted average number of shares
 of common stock and common stock
 equivalents:

Primary:
  Common stock                             111,502    101,676     85,721
  Common stock equivalents -
   stock options                             3,819      2,578      1,825
                                          --------   --------   --------
                                           115,321    104,254     87,546
Fully Diluted:
  Common shares issuable upon
   assumed conversion of
   convertible subordinated
    notes                                    6,804      6,087     16,573

  Incremental increase in common
   stock equivalent options using
   end of period market price                1,456         12      1,046
                                          --------   --------   --------
                                           123,581    110,353    105,165
                                          ========   ========   ========

Net income - primary                      $158,059   $114,232   $ 79,526

  Interest accretion on convertible
   subordinated notes, net of taxes          9,564      5,499      5,439
                                          --------   --------   --------
Net income - fully diluted                $167,623   $119,731   $ 84,965
                                          ========   ========   ========


Net income per share - primary            $   1.37   $   1.10   $   0.91
                                          ========   ========   ========
Net income per share - fully diluted      $   1.36   $   1.08   $   0.81
                                          ========   ========   ========